EXHIBIT 2.1


                                                                  EXECUTION COPY
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                           RECAPITALIZATION AGREEMENT

          This RECAPITALIZATION AGREEMENT (the "Agreement") is made and entered into as of this 15th day of October, 2002, by and among the DeWitt Wallace-Reader's Digest Fund, Inc., a New York not-for-profit corporation (the "DeWitt Wallace Fund"), the Lila Wallace-Reader's Digest Fund, Inc., a New York not-for-profit corporation (the "Lila Wallace Fund;" each of the DeWitt Wallace Fund and the Lila Wallace Fund is hereinafter referred to as a "Fund" and, together are hereinafter referred to as the "Funds"), and The Reader's Digest Association, Inc., a Delaware corporation (the "Company").

          WHEREAS, the Company and the Funds entered into a Recapitalization Agreement, dated as of April 12, 2002 (the "April Agreement"), providing for a recapitalization of the Company.

          WHEREAS, pursuant to an order of the Supreme Court of the State of Delaware, the Delaware Chancery Court preliminarily enjoined the recapitalization contemplated by the April Agreement.

          WHEREAS, the Company and the Funds have renegotiated the terms of the recapitalization originally contemplated by the April Agreement. Accordingly, the Company and the Funds are hereby terminating the April Agreement and entering into this Agreement that supersedes the April Agreement in all respects.

          WHEREAS, pursuant to this Agreement the Company and the Funds have agreed to effect a series of transactions pursuant to which, as provided herein:
(1) all shares of voting and nonvoting common stock of the Company will be recapitalized (the "Recapitalization") into one class of voting stock by means of a merger of a wholly-owned subsidiary of the Company into the Company, which merger the Funds have agreed to support, (2) in consideration for the recapitalization, the Company has agreed to repurchase certain of the shares of voting stock held by the Funds for cash, at a premium, (3) all remaining shares of voting stock will be converted in the merger at a premium and (4) the Company will grant registration rights to the Funds.

          WHEREAS, as of September 12, 2002, the Company had issued and there were outstanding: 12,432,164 shares of Class B Voting Common Stock, par value $.0l per share (the "Class B Stock"), and 88,296,559 shares of Class A Nonvoting Common Stock, par value $.0l per share (the "Class A Stock").

          WHEREAS, the DeWitt Wallace Fund owns 3,108,041 shares of Class B Stock (constituting approximately 25.0%) of the outstanding Class B Stock; the Lila Wallace Fund owns 3,108,041 shares of Class B Stock (constituting approximately 25.0%) of the outstanding Class B Stock; the DeWitt Wallace Fund owns 6,693,094 shares of Class A Stock (constituting approximately 7.6%) of the outstanding Class A Stock and the Lila Wallace Fund owns 3,970,969 shares of Class A Stock (constituting approximately 4.5%) of the outstanding Class A Stock.

          WHEREAS, the Company has formed a wholly-owned subsidiary ("Merger Sub") with which it shall enter into a merger agreement the ("Merger Agreement") substantially


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in the form attached as Exhibit A hereto, pursuant to which, among other things,
Merger Sub shall merge with and into the Company with the Company surviving (the "Merger").

          WHEREAS, immediately prior to the Merger, the Company will purchase and the DeWitt Wallace Fund will sell to the Company 2,298,851 shares of Class B Stock (the "DWF Sale Shares") for an aggregate of $50,000,009.25, and the Company will purchase and the Lila Wallace Fund will sell to the Company 2,298,850 shares of Class B Stock (the "LWF Sale Shares," and together with the DWF Sale Shares, the "Sale Shares") for an aggregate of $49,999,987.50, in each case on the basis of $21.75 for each Sale Share, in accordance with the terms of, and subject to the conditions set forth in, this Agreement (collectively, the "Share Purchase").

          WHEREAS, in the Merger each issued and outstanding share of Class B Stock outstanding immediately prior to the Effective Time will be converted into
1.22 shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), with each share of Common Stock being entitled to one vote per share, and each share of Class A Stock outstanding immediately prior to the Effective Time will be converted into one share of Common Stock in accordance with the terms of the Merger Agreement.

          WHEREAS, in connection with the Merger, the Company's Restated Certificate of Incorporation, as amended, will be amended to reflect the reclassification of Class B Stock and Class A Stock into shares of Common Stock and to provide for the classification of the Company's Board of Directors into three classes, and the elimination of action by written consent of the stockholders without a meeting, as well as certain related matters.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Company and the Funds agree as follows:

                                    ARTICLE I
                                   THE CLOSING

          1.1 Closing. Subject to the fulfillment or waiver of the conditions set forth in Article V, the closing of the Share Purchase and the Recapitalization (the "Closing") shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, commencing at 9:00 a.m. local time on the earliest practicable date (but no later than the fifth business day) following satisfaction or waiver of the conditions set forth in Article V or (b) at such other place and/or time and/or on such other date as the Company and the Funds may agree. The date on which the Closing occurs shall be the "Closing Date." The Closing will consist of the following steps:

          (a) The Share Purchase. Immediately prior to the filing and effectiveness of the certificate of merger effecting the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, the Company shall purchase for an aggregate cash purchase price of $99,999,996.75 (the "Purchase Price") the Sale Shares and the Funds shall transfer and deliver to the Company, free and clear of all liens, claims, security interests, pledges, charges and other encumbrances (collectively, "Encumbrances"), the Sale Shares. The Funds shall deliver to the



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Company share certificates representing all of the Sale Shares, fully endorsed or with appropriate stock powers in form sufficient for transfer of such shares to the Company, and a true and complete copy of the resolutions duly and validly adopted by the Board of Directors and the Members of each Fund authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Company shall pay to the Funds the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Funds in writing at least two business days prior to the Closing Date.

          (b) The Merger. (i) Immediately following the consummation of the Share Purchase, the Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware and the Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted by the Secretary of State of the State of Delaware.

          (ii) Upon the Effective Time, each share certificate representing shares of Class A Stock shall represent the same number of shares of Common Stock as the certificate representing Class A Stock.

          (iii) Promptly following the Effective Time, the Company shall make available, and each holder of Class B Stock will be entitled to receive, upon surrender to the Company's transfer agent of one or more certificates representing Class B Stock ("Class B Certificates") for cancellation, certificates representing a number of shares of Common Stock equal to the number of shares of Class B Stock represented by the Class B Certificate multiplied by
1.22. No dividends or other distributions that are declared or made on Common Stock will be paid to former holders of Class B Stock entitled to receive certificates representing Common Stock until such persons surrender their Class B Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Common Stock in respect of a record date after the Effective Time. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any shares of Common Stock are to be issued in a name other than that in which the Class B Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Company's transfer agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Common Stock in a name other than that of the registered holder of the Class B Certificate surrendered, or shall establish to the satisfaction of the Company's transfer agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Company's transfer agent nor any party hereto shall be liable to a former holder of Class B Stock for any shares of Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws. Notwithstanding anything to the contrary contained herein, no fractional shares of Common Stock shall be issued to any holder of shares of Class B Stock. Instead of issuing fractional shares of Common Stock, the Company shall arrange for the disposition of fractional interests by those entitled thereto by the mechanism of having (1) the transfer agent or other agent of the Company aggregate such fractional interests, (2) the shares resulting from the aggregation sold and (3) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear.


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          (c) Alternative Structure. Notwithstanding the foregoing, in the event that holders of more than $5 million in the aggregate of stated or liquidation value of the Company's preferred stock shall have properly made a demand for appraisal rights with respect to the Merger under applicable law, the Recapitalization shall be effected through two certificates of amendment (the "Certificates of Amendment") to the Company's Restated Certificate of Incorporation, as amended (the "Charter Amendments"), rather than through the Merger and the "Effective Time" shall be the date and time that the second certificate of amendment shall have been accepted by the Secretary of State of the State of Delaware. All references herein to the "Recapitalization" shall include the Merger and the Charter Amendments, as applicable.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          In order to induce the Funds to enter into this Agreement, the Company hereby represents and warrants to each Fund as follows:

          2.1 Corporate Power and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the requisite approval of the Merger Agreement, the Merger and the transactions contemplated thereby or, alternatively, the Charter Amendments by the holders of a majority of the outstanding shares of Class B Stock (the "Requisite Stockholder Approval"). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Fund) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

          2.2 Capitalization of the Company. As of the date of this Agreement, the Company's authorized capital stock consists solely of (a) 200,000,000 shares of Class A Stock, (b) 25,000,000 shares of Class B Stock, (c) 40,000 shares of Preferred Stock, par value $1.00 per share (the "First Preferred Stock"), (d) 120,000 shares of Second Preferred Stock, par value $1.00 per share (the "Second Preferred Stock"), (e) 230,000 shares of Third Subordinated Preferred Stock, par value $1.00 per share (the "Third Preferred Stock"), and (f) 25,000,000 shares of Preference Stock, par value $.0l per share (the "Preference Stock"). As of September 12, 2002, (a) 88,296,559 shares of Class A Stock were issued and outstanding and 31,131,913 shares of Class A Stock were issued and held in treasury, and (b) 12,432,164 shares of Class B Stock were issued and outstanding and 9,283,893 shares of Class B Stock were issued and held in treasury. As of the date of this Agreement, (a) 29,720 shares of First Preferred Stock are issued and outstanding, (b) 103,720 shares of Second Preferred Stock are issued and outstanding, (c) 155,022 shares of Third Preferred Stock are issued and outstanding and (d) no shares of Preference Stock are issued and outstanding. Upon consummation of the Recapitalization, each of the shares of Common Stock issued to the Funds in the Merger or, if applicable, by virtue of



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the Charter Amendments will be duly authorized, validly issued and fully paid and nonassessable and will not have been issued in violation of any preemptive or similar rights.

          2.3 Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Company's Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws; (b) subject to receipt of the Required Waivers (as defined herein), if any, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any party to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party; (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company; or
(d) other than the Requisite Stockholder Approval, the filing of the Certificate of Merger or, if applicable, the Certificates of Amendment with the Secretary of State of the State of Delaware, required filings with the Securities and Exchange Commission (the "Commission") or pursuant to state securities or "blue sky" laws, and the approval by the New York Stock Exchange of the shares of Common Stock for listing upon notice of issuance, require any action or consent or approval of, or review by, or registration or material filing by the Company with, any third party or any local, state or federal court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, except, with respect to clauses (b), (c) and (d), as would not have a material adverse effect on the Company.

          2.4 Board Recommendation. In accordance with the applicable provisions of the Delaware General Corporation Law and the Company's Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws, the Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, upon the recommendation of a special committee of the Board of Directors, has adopted a resolution proposing and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger Agreement, the Merger and, in the alternative, the Charter Amendments.

          2.5 Financing. The Company has entered into financing arrangements (the "May Financing Arrangements") with various lending institutions pursuant to which, on May 20, 2002, the Company borrowed funds which include an amount sufficient to complete the Share Purchase (such amount sufficient to complete the Share Purchase, the "Recapitalization Funds"). The Company will seek waivers (the "Required Waivers") from such lending institutions that may be required to permit the Recapitalization Funds to be used to complete the Recapitalization in light of the changes in the terms of the Recapitalization from those contained in the April Agreement. Pursuant to the May Financing Arrangements, if the Recapitalization is not completed by December 31, 2002, the Company is required to repay such lending institutions the Recapitalization Funds.


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          2.6 Litigation. As of the date immediately preceding the date hereof, to the Company's knowledge and except as set forth on Schedule 2.6, there are no actions, suits or proceedings pending against the Company (or any of its properties, rights or franchises), at law or in equity, or before any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other governmental authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

          2.7 Registration Statement/Proxy Statement. (a) The Post-Effective Amendment to the Company's Registration Statement on Form S-4 (File No. 333-90576) to be filed with the Commission by the Company, as further amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement Amendment"), which shall include a proxy statement in connection with the Stockholders' Meeting (as herein defined) (the "Proxy Statement") will comply as to form, in all material respects, with the requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), as the case may be, and will not, on the date of its filing or at the time it becomes effective under the Securities Act or on the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (b) Notwithstanding paragraph (a) of this Section 2.7, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement Amendment or the Proxy Statement based on information supplied by the Funds expressly for inclusion or incorporation by reference therein.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE FUNDS

          In order to induce the Company to enter into this Agreement, each Fund represents and warrants to the Company as follows:

          3.1 Title to Shares. The DeWitt Wallace Fund owns 6,693,094 shares of Class A Stock and owns and has the power to vote 3,108,041 shares of Class B Stock. The Lila Wallace Fund owns 3,970,969 shares of Class A Stock and owns and has the power to vote 3,108,041 shares of Class B Stock. Each such Fund has good title, free and clear of all Encumbrances, to all of its shares of Class A Stock and Class B Stock.

          3.2 Corporate Power and Authority. Such Fund is duly organized and validly existing under the laws of the State of New York. It has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by such Fund and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and


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binding obligation of such Fund, enforceable against it in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

          3.3 Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of or, constitute a default under, its Certificate of Incorporation or Amended and Restated By-laws or other governing or organizational documents; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any party to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which it is a party; (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it; or (d) require any action or consent or approval of, or review by, or registration or material filing by it with, any third party or any local, state or federal court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority except, with respect to clauses (b), (c) and (d), as would not have a material adverse effect on such Fund.

          3.4 Litigation. As of the date immediately preceding the date hereof, to the knowledge of the Funds and except as set forth on Schedule 3.4, there are no actions, suits or proceedings pending against either of the Funds (or any of such Fund's properties, rights or franchises), at law or in equity, or before any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other governmental authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

                                   ARTICLE IV
                              ADDITIONAL COVENANTS

          4.1 Stockholders' Meeting. The Company shall call and hold a meeting of stockholders (the "Stockholders' Meeting") as promptly as practicable for the purpose of seeking the Requisite Stockholder Approval, and the Company shall use its reasonable best efforts to hold the Stockholders' Meeting as soon as practicable following the filing of a definitive proxy statement relating to such meeting. The Board of Directors of the Company shall recommend approval of the Merger Agreement, the Merger and the other transactions contemplated thereby and, in the alternative, the Charter Amendments to the holders of Class B Stock.

          4.2 Registration Statement Amendment; Proxy Materials. The Company shall prepare and file as soon as practicable the Registration Statement Amendment which shall include the Proxy Statement. The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the holders of Class B Stock that they vote in favor of the Merger Agreement, the Merger and the other transactions contemplated thereby and, in the


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alternative, the Charter Amendments. The Company agrees that it shall give the
Funds and their counsel a reasonable opportunity to review and provide comments on any description of or reference to the Funds, or any description of the reasons for and consequences of the transactions contemplated by this Agreement (including, without limitation, the Merger and, in the alternative, the Charter Amendments), set forth in any notice, consent solicitation or proxy statement distributed to the stockholders in connection with the Stockholders' Meeting, prior to any such distribution.

          4.3 Voting; Transfer; Irrevocable Proxy. Each Fund agrees to vote all shares of Class B Stock owned by it in favor of the Merger Agreement, the Merger and the other transactions contemplated thereby and, in the alternative, the Charter Amendments at the Stockholders' Meeting and not to, directly or indirectly, cause or encourage any other person or entity to vote against the Merger Agreement, the Merger and the other transactions contemplated thereby or, if applicable, the Charter Amendments. Without the prior written consent of the Company, the Funds shall not, directly or indirectly (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Class B Stock or (b) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, Encumbrance or other disposition of, any shares of Class B Stock or, other than transactions which comply with Rule 144 of the Securities Act, Class A Stock, during the term of this Agreement or solicit or encourage any such transaction or a proposal or offer for any such transaction. Each of the Funds hereby grants to the Company an irrevocable proxy, coupled with an interest, with respect to the matters subject to the Requisite Stockholder Approval and hereby appoints and constitutes the Company its true and lawful attorney-in-fact and agent, with respect to such matters, with full power of substitution and resubstitution.

          4.4 Registration Rights. Effective as of the Closing, the Company and each Fund shall each have the rights and obligations set forth in Exhibit B.

          4.5 Transfer Taxes. The Funds shall be responsible for the payment of any stock transfer taxes in connection with the Share Purchase and the conversion of any shares of Class B Stock or Class A Stock owned by the Funds into shares of Common Stock.

          4.6 Listing of Shares of Common Stock. The Company will use its reasonable best efforts to cause the shares of Common Stock issued in the Recapitalization to be listed for trading on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing.

          4.7 Financing. The Company will use its reasonable best efforts to secure the Required Waivers, if any, to complete the Recapitalization and to maintain the availability of the Recapitalization Funds. In the event that the Recapitalization Funds become unavailable for any reason, including, without limitation, by reason of the Closing occurring after December 31, 2002, the Company will use its reasonable best efforts to obtain alternative financing on and subject to substantially the same terms and conditions as the May Financing Arrangements. The Company shall use its reasonable best efforts to satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the alternative financing will be obtained which are conditions to the closing of the alternative financing necessary to consummate the Share


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Purchase and to drawing down the cash proceeds thereunder necessary to consummate the Share Purchase. Notwithstanding the foregoing, the Company shall not be required to (1) pay costs and expenses in connection with arranging the alternative financing or obtaining the Required Waivers, if any, materially in excess of the costs and expenses contemplated by the May Financing Arrangements or agree to financing terms that differ in a manner materially adverse to the Company from those contemplated by the May Financing Arrangements or (2) breach or violate any covenants or obligations contained in any agreements binding the Company, including without limitation any agreements relating to the May Financing Arrangements.

          4.8 Funds Designee. Effective as of the Closing, and until the earlier of (a) the Company's 2004 annual meeting of stockholders and (b) such time as the Funds jointly own less than 10% of the issued and outstanding shares of Common Stock, the Company will use its reasonable best efforts to cause one designee of the Funds to be nominated and elected as a member of the Company's Board of Directors.

          4.9 Section 16 Matters. Prior to the Closing, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of the shares of Class A Stock and Class B Stock and acquisitions of Common Stock by each individual that is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          4.10 The Merger Agreement. Immediately following execution of this Agreement, the Company and Merger Sub shall terminate the Agreement and Plan of Merger, dated as of June 28, 2002, by and between the Company and Merger Sub (the "June Merger Agreement"). Subject to Section 1.1(c), the Company shall, prior to the mailing of the Proxy Statement, enter into, and cause Merger Sub to enter into, the Merger Agreement.

          4.11 Further Assurances. (a) Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

          (b) Each of the Company and each of the Funds agrees to cooperate and use its reasonable best efforts to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restricts, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement or the approval and consummation of any settlement of any litigation relating to this Agreement or the transactions contemplated hereby, including, without limitation, by pursuing all reasonably available avenues of administrative and judicial appeal.


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                                   ARTICLE V
                              CONDITIONS PRECEDENT

          5.1 Conditions to Each Party's Obligation. The respective obligation of each party to effect the Share Purchase and the Recapitalization shall be subject to the satisfaction prior to the Closing of the following conditions:

          (a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

          (b) Registration Statement Amendment. The Registration Statement Amendment shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or the Exchange Act related to the issuance or trading of the Common Stock shall have been received.

          (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Share Purchase, the filing of the Certificate of Merger or, if applicable, the Certificates of Amendment with the Secretary of State of the State of Delaware or the Merger or, if applicable, the Charter Amendments shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (d) Listing of Shares of Common Stock. The shares of Common Stock to be issued in the Recapitalization shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

          5.2 Conditions to the Company's Obligation. The obligation of the Company to effect the Share Purchase and the Recapitalization shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. (1) Each of the Funds shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Closing Date and (2) each of the representations and warranties of each of the Funds contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date).

          (b) Financing. (1) The Company shall have obtained the Required Waivers, if any, to complete the Recapitalization and (2) in the event the Closing occurs after December 31, 2002, the Company shall have available the Recapitalization Funds or shall have obtained alternative financing consistent with the provisions of Section 4.7 hereof or otherwise reasonably acceptable to the Company.

          5.3 Conditions to the Funds' Obligation. The obligation of the Funds to effect the Share Purchase and the Recapitalization shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions: (a) The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Closing Date and (b) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date).

                                   ARTICLE VI
                                   TERMINATION

          6.1 Bases for Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Company (which consent shall have been given by the directors of the Company who are unaffiliated with the Funds) and each of the Funds;

          (b) by the Company if any of the conditions set forth in Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

          (c) by the Funds if any of the conditions set forth in Section 5.3 shall have become incapable of fulfillment, and shall not have been waived by the Funds; and

          (d) by the Company or the Funds if the Closing does not occur on or prior to March 31, 2003;

provided, however, that the party seeking termination pursuant to clause (b),
(c), or (d) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          6.2 Notice of Termination. In the event of termination by the Company or the Funds pursuant to this Article VI, written notice thereof shall forthwith be given to the other party or parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

          6.3 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VI, this Agreement shall become void and of no further force and effect. Nothing in this Article VI shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                                  ARTICLE VII
                                  MISCELLANEOUS

          7.1 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

          7.2 Entire Agreement. This Agreement (including the exhibits attached hereto) constitutes the entire agreement among the parties and supersedes all prior agreements, understandings, arrangements or representations by or among the parties, written and oral, with respect to the subject matter hereof, including, without limitation, the April Agreement and the June Merger Agreement. The parties hereby agree that they shall have no further rights, obligations, liabilities or claims under or relating to any such other agreement, including, without limitation, the April Agreement and the June Merger Agreement.

          7.3 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

          7.4 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action except in any such court). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement.

          7.5 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief.

          7.6 Amendment. This Agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto and, in the case of the Company, approved by the directors of the Company who are unaffiliated with the Funds.

          7.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt, requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.7):

            If to the Funds, to:

            Lila Wallace-Reader's Digest Fund, Inc.
            DeWitt Wallace-Reader's Digest Fund, Inc.
            Two Park Avenue, 23rd Floor
            New York, New York  10016
            Attention:  M. Christine DeVita
            Facsimile No.:  (212) 679-6998

            with a copy to:

            Shearman & Sterling
            599 Lexington Avenue
            New York, New York  10022
            Attention:  Peter J. Rooney, Esq.
            Facsimile No.:  (646) 848-7179

            if to the Company, to:

            The Reader's Digest Association, Inc.
            Reader's Digest Road
            Pleasantville, New York  10570
            Attention:  General Counsel
            Facsimile  No.:  (914) 244-5644

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019
            Attention:  Patricia Vlahakis, Esq.
            Facsimile No.:  (212) 403-2000

          7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          7.9 Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.


                              DEWITT WALLACE-READER'S
                                DIGEST FUND, INC.



                              By: /s/ M. Christine DeVita
                                  ---------------------------------------------
                                  Name:  M. Christine DeVita
                                  Title: President


                              LILA WALLACE-READER'S
                                DIGEST FUND, INC.



                              By: /s/ M. Christine DeVita
                                  ---------------------------------------------
                                  Name:  M. Christine DeVita
                                  Title: President


                              THE READER'S DIGEST ASSOCIATION, INC.



                              By: /s/ Michael A. Brizel
                                  ---------------------------------------
                                  Name:  Michael A. Brizel
                                  Title: Senior Vice President
                                         and General Counsel



                 [SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT]

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of ______ __, 2002, is by and between The Reader's Digest Association, Inc., a Delaware corporation (the "Company"), and RDA Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub").

                                    RECITALS

          WHEREAS, pursuant to the Recapitalization Agreement (the "Recapitalization Agreement"), dated as of October 15, 2002, by and among the Company, the DeWitt Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc. (together, the "Funds") and this Agreement, the parties hereto desire to merge Merger Sub with and into the Company with the Company surviving (the "Merger");

          WHEREAS, pursuant to the Merger, among other things, each share of Class B Voting Common Stock, par value $.01 per share, of the Company ("Class B Stock") outstanding immediately prior to the Merger will be converted into 1.22 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") and each share of Class A Nonvoting Common Stock, par value $.01 per share, of the Company ("Class A Stock") outstanding immediately prior to the Merger will be converted into one share of Common Stock;

          WHEREAS, the respective Boards of Directors of the Company and Merger Sub have determined that the Merger, in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have approved and adopted this Agreement and the Merger;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.1 The Merger. Upon the terms of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the "DGCL").

          1.2 Effective Time. Immediately following the consummation of the Share Purchase (as defined in the Recapitalization Agreement), if this Agreement shall not have been terminated as provided herein, Merger Sub and the Company shall cause a certificate of merger (the "Certificate of Merger") in accordance with the requirements of the DGCL to be properly executed and filed in accordance therewith. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time").

                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

          2.1 Certificate of Incorporation. The Company's Restated Certificate of Incorporation, as amended, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time as set forth in Annex A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

          2.2 Bylaws. The Amended and Restated By-Laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended in accordance with the provisions thereof and applicable law.

                                  ARTICLE III

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

          3.1 Directors of Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          3.2 Officers of Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE IV

                           EFFECT OF THE MERGER ON THE
                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

          4.1 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Each share of Class B Stock either issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall automatically be converted into 1.22 fully-paid and nonassessable shares of Common Stock; provided that no fractional shares shall be issued to any holder, and that instead of issuing such fractional shares, the Company shall arrange for the disposition of fractional interests by those entitled thereto, by the mechanism of having (1) the transfer agent or other agent of the Company aggregate such fractional interests, (2) the shares resulting from the aggregation sold and (3) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear.

          (b) Each share of Class A Stock either issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall automatically be converted into one fully-paid and nonassessable share of Common Stock.

          (c) Each share of preferred stock of the Company either issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall remain issued and outstanding or held as treasury stock, as the case may be, and shall be unaffected by the Merger.

          (d) Each share of common stock, par value $.01 per share, of Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          4.2 Certificates Representing Class A Stock and Class B Stock. (a) From and after the Effective Time, each share certificate representing shares of Class A Stock shall represent the same number of shares of Common Stock.

               (b) Promptly following the Effective Time, the Company shall make available, and each holder of Class B Stock to be converted pursuant to Section
4.1 will be entitled to receive, upon surrender to the Company's transfer agent of one or more certificates representing Class B Stock ("Class B Certificates") for cancellation, certificates representing the number of shares of Common Stock into which such shares are converted in the Merger. No dividends or other distributions that are declared or made on Common Stock will be paid to former holders of Class B Stock entitled to receive certificates representing Common Stock pursuant to this Merger Agreement until such persons surrender their Class B Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Common Stock in respect of a record date after the Effective Time. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any shares of Common Stock are to be issued in a name other than that in which the Class B Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Company's transfer agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Common Stock in a name other than that of the registered holder of the Class B Certificate surrendered, or shall establish to the satisfaction of the Company's transfer agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Company's transfer agent nor any party hereto shall be liable to a former holder of Class B Stock for any shares of Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

          4.3 Dissenters' Rights. Notwithstanding the foregoing, to the extent that holders of preferred stock are entitled to appraisal rights under Section 262 of the DGCL, shares of preferred stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his demand for appraisal rights under Section

262 of the DGCL (the "Dissenting Shares"), shall not be treated in accordance with Section 4.1(c) hereof, but rather the holders of Dissenting Shares shall be entitled to receive from the Company such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his right to appraisal and payment under the DGCL, each of such holder's shares of preferred stock shall thereupon be treated in accordance with Section 4.1(c) hereof, and such shares shall not be deemed to be Dissenting Shares.

                                   ARTICLE V

                                   TERMINATION

          5.1 Termination. This Agreement may be terminated at any time after either (a) the termination of the Recapitalization Agreement or (b) the alternative structure becomes applicable under Section 1.1(c) of the Recapitalization Agreement and in each case prior to the Effective Time by action of the Board of Directors of the Company.

          5.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Merger Sub.

          5.3 Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, waive compliance with any of the agreements for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE VI

                               GENERAL PROVISIONS

          6.1 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

          6.2 Entire Agreement. This Agreement and the Recapitalization Agreement (including the exhibits attached hereto and thereto) constitute the entire agreement between the parties and supersede all prior agreements, understandings, arrangements or representations by or between the parties, written and oral, with respect to the subject matter hereof, including, without limitation, the April Agreement and the June Merger Agreement. The parties hereby agree that they shall have no further rights, obligations, liabilities or claims under or relating to any such other agreement, including, without limitation, the April Agreement and the June Merger Agreement.

          6.3 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

          6.4 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

          6.5 Amendment. This Agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto and, in the case of the Company, approved by directors of the Company who are unaffiliated with the Funds.

          6.6 Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.


                              THE READER'S DIGEST ASSOCIATION, INC.



                              By: /s/
                                  ---------------------------------------------
                                  Name:
                                  Title:


                              RDA MERGER CORP.



                              By: /s/
                                  ---------------------------------------------
                                  Name:
                                  Title:

                                                                        ANNEX A

          [FORM OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION]

          At the Effective Time, Article IV shall be amended and restated in its entirety as set forth below:

                                   ARTICLE IV
                                AUTHORIZED SHARES

           The total number of shares which the Corporation shall be authorized to issue is two hundred twenty-five million three hundred ninety thousand (225,390,000) shares, of which forty thousand (40,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share, one hundred twenty thousand (120,000) shares shall be Second Preferred Stock of the par value of One Dollar ($1.00) per share, two hundred thirty thousand (230,000) shares shall be Third Subordinated Preferred Stock of the par value of One Dollar ($1.00) per share, twenty-five million (25,000,000) shares shall be Preference Stock of the par value of One Cent ($.01) per share, issuable in series and two hundred million (200,000,000) shares shall be Common Stock of the par value of One Cent ($.01) per share. The designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of each such class of the capital stock of the Corporation are as follows:

           (a) The holders of shares of Preferred Stock (sometimes called "First Preferred Stock") shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Four Dollars ($4.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the date of issue of such shares. Such dividends shall be cumulative, so that if dividends on all issued and outstanding shares of Preferred Stock (First Preferred Stock) at the rate of Four Dollars ($4.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Second Preferred Stock or the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation shall be declared or paid upon or set apart for payment and before any Second Preferred Stock or any Third Subordinated Preferred Stock or any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

           (b) After all dividends on the Preferred Stock (First
     Preferred Stock) for all past quarterly dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, the holders of shares of Second Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Four Dollars ($4.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the date of issue. Such dividends shall be cumulative so that if dividends on all issued and outstanding shares of Second Preferred Stock at the rate of Four Dollars ($4.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation shall be declared or paid upon or set apart for payment, and before any Third Subordinated Preferred Stock or any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

           (c) After all dividends on the Second Preferred Stock for all past quarter dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, the holders of shares of Third Subordinated Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends thereon at the rate of Five Dollars ($5.00) per share per annum and no more, payable in cash quarterly on the first days of January, April, July and October in each year, accruing from the record date, in the case of a stock dividend, and the date of issue in all other cases. Such dividends shall be cumulative so that if dividends on all issued and outstanding shares of Third Subordinated Preferred Stock at the rate of Five Dollars ($5.00) per share per annum shall not have been paid or set apart for payment for the current and all past quarterly dividend periods, the deficiency shall be paid or set apart for payment before any distribution, whether by way of dividends or otherwise, on the Preference Stock or the Common Stock shall be declared or paid upon or set apart for payment, and before any Preference Stock or any Common Stock of the Corporation shall be purchased by or for the account of the Corporation.

           (d) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Preferred Stock (First Preferred Stock) shall be entitled to receive and be paid the sum of One Hundred Dollars ($100.00) for each share of such Preferred Stock together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Second Preferred Stock or the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock and after the payment to the holders of the Preferred Stock (First Preferred) of the sums stated, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Second Preferred Stock and the Third Subordinated Preferred Stock and the Preference Stock and the Common Stock of the Corporation.

           (e) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Second Preferred Stock shall be entitled to receive and be paid the sum of One Hundred Dollars ($100.00) for each share of such Second

     Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Third Subordinated Preferred Stock or the Preference Stock or the Common Stock of the Corporation; provided, however, that no such payments shall be made unless the holders of any shares of Preferred Stock (First Preferred Stock) which may be outstanding at the time shall have received any sums to which they may be entitled in such event. After payment to the holders of the Preferred Stock (First Preferred Stock) of the sums stated in subparagraph (d) hereof, and payment to the holders of the Second Preferred Stock of the sums stated in this subparagraph (e) the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Third Subordinated Preferred Stock and the Preference Stock and the Common Stock of the Corporation.

           (f) In the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) the holders of the Third Subordinated Preferred Stock shall be entitled to receive and to be paid the sum of One Hundred Dollars ($100.00) for each share of such Third Subordinated Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon before any sum shall be paid to or any assets distributed among the holders of the Preference Stock or the Common Stock of the Corporation; provided, however, that no such payments shall be made unless the holders of any shares of Preferred Stock (First Preferred Stock) or Second Preferred Stock which may be outstanding at the time shall have received any sums to which they may be entitled in such event. After payment of the holders of the Preferred Stock (First Preferred Stock) of the sums stated in subparagraph (d) hereof, and payment to the holders of the Second Preferred Stock of the sums stated in subparagraph (e) and payment to the holders of the Third Subordinated Preferred Stock of the sums stated in subparagraph (f), the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Preference Stock and the Common Stock of the Corporation.

           (g) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued and outstanding Preferred Stock (First Preferred Stock) at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption. In the event that less than all the issued and outstanding shares of Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with any amount equal to all unpaid accrued dividends thereon.

           (h) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued and outstanding Second Preferred Stock at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption; provided, however, that so long as any shares of the Preferred Stock (First Preferred Stock) are outstanding the Board of Directors may not redeem any shares of the Second Preferred Stock unless all dividends on the Preferred Stock (First Preferred Stock) for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. In the event that less than all the issued and outstanding shares of Second Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with an amount equal to all unpaid accrued dividends thereon.

           (i) The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the issued or outstanding Third Subordinated Preferred Stock at any time, or from time to time, at the redemption price of One Hundred and Five Dollars ($105.00) per share together with an amount equal to all unpaid accrued dividends thereon computed to the date of redemption; provided, however, that so long as any shares of the Preferred Stock (First Preferred Stock) and the Second Preferred Stock are outstanding the Board of Directors may not redeem any shares of the Third Subordinated Preferred Stock unless all dividends on the Preferred Stock (First Preferred Stock) and Second Preferred Stock for all past quarterly dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart. In the event that less than all the issued and outstanding shares of Third Subordinated Preferred Stock are to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata, may be determined by the Board of Directors. Notice of such redemption, stating the date upon which, and the place at which certificates representing the shares to be redeemed shall be surrendered, shall be mailed not less than fifteen (15) days prior to the redemption date to each holder of such shares at his address as it appears on the books of the Corporation. From and after the redemption date, unless default shall be made by the Corporation in providing the funds for redemption, all rights of the holders in respect of such shares shall cease except the right to receive the redemption price payable upon surrender of certificates representing such shares, together with an amount of all unpaid accrued dividends thereon.

           (j) Except as expressly otherwise provided by law, the holders of the Preferred Stock (First Preferred Stock) and the holders of the Second Preferred Stock and the holders of the Third Subordinated Preferred Stock shall not be entitled to vote at any meeting of the stockholders or to receive notice of such meeting.

           (k) (A) The Preference Stock may be issued, from time to time, by the Board of Directors as shares of one or more series of Preference Stock. The Board of Directors is expressly authorized to fix, by resolution or resolutions, the powers, designations, preferences and relative, participating, optional or other special rights, if any, or the qualifications, limitations or restrictions thereof, pertaining to each series of Preference Stock, including, without limitation:

          (i) the distinctive serial designation of such series which shall distinguish it from other series;

          (ii) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating the series;

          (iii) the annual dividend rate or rates (or method of determining such rate or rates, including the date or dates, if any, upon which and the terms and conditions under which, such dividend rate or rates may be reset or otherwise modified) for shares of such series and the date or dates upon which such dividends shall be payable;

          (iv) whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends of the shares of such series shall be cumulative;

          (v) the amount or amounts which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

          (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

          (vii) the obligation, if any, of the Corporation to purchase or redeem, in whole or in part, shares of such series pursuant to a sinking fund or redemption or purchase account, at the option of the holders of such shares, upon the happening of a specified event or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

          (viii) whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event or otherwise, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation, or any other securities of the Corporation or any shares of stock or securities of any other corporation or other entity, and the terms and conditions of any such conversion or exchange, including (without limitation) the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, and the period or periods within which such conversion or exchange may occur;

          (ix) the voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of all Preference Stock, or of the shares of one or more series, or of both, in an amount greater than a majority, up to such amount as is in accordance with applicable law, as a condition to specified corporate action or amendments to the certificate of incorporation;

          (x) the ranking of the shares of the series as compared with shares of other series of the Preference Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

          (xi) whether there shall be any limitations applicable, while shares of such series are outstanding, upon the payment of dividends or the making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, and if so, the terms and conditions thereof; and

          (xii) any other powers, preferences and relative, participating, optional or other rights and any qualifications, limitations or restrictions not inconsistent herewith or with applicable law.

           All shares of any one series of Preference Stock shall be alike in every particular except as to the dates from and after which dividends thereon shall be cumulative.

          (B) Notwithstanding the provisions of the foregoing paragraph
     (k)(A) of this Article IV, the authority of the Board of Directors to fix the powers, designations, preferences, rights, qualifications, limitations and restrictions pertaining to the shares of Preference Stock or any series thereof shall be subject to the limitation that all shares of Preference Stock shall be subject to the rights and preferences of the Preferred Stock (First Preferred Stock), Second Preferred Stock and Third Subordinated Preferred Stock.

          (C) All shares of Preference Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, except as set forth in the resolution or resolutions of the Board of Directors creating and designating any series of Preference Stock. All shares of Preference Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preference Stock undesignated as to series, unless otherwise provided in the resolution or resolutions of the Board of Directors creating and designating the series of Preference Stock of which the shares that are redeemed, purchased or otherwise acquired by the Corporation are a part.

          (l) Subject to the rights and preferences of the First Preferred Stock, Second Preferred Stock, Third Subordinated Preferred Stock and Preference Stock, as set forth in paragraphs (a) through (k) of this
     Article IV, the Common Stock shall participate share and share alike in all dividends and distributions of assets upon liquidation or otherwise and the holders of the Common Stock of the Corporation shall have full voting power for all purposes, with each share of Common Stock entitled to one vote per share, save as otherwise required by law.

          (m) None of the holders of capital stock of any class shall be entitled as of right to purchase or subscribe for any unissued stock of the Corporation of any class or any additional shares of any class to be issued by reason of any increase of the authorized stock of the Corporation, or any other securities convertible into or exchangeable for stock of the Corporation or carrying any right to purchase such stock.

     At the Effective Time, Article V shall be amended and restated in its entirety as set forth below:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of Directors of the Corporation shall be fixed by the Board of Directors in the manner provided in the By-Laws, but in no case shall the number be less than three (3) nor more than twelve (12). The Directors need not be stockholders. The election of the Directors of the Corporation need not be by written ballot unless the By-Laws so require. The Directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock or Preference Stock under specific circumstances, shall be divided into three classes as nearly equal in number as is reasonably possible. Jonathan B. Bulkeley, Herman Cain, and Lynne V. Cheney shall be members of the first class of directors with terms expiring at the 2003 annual meeting of stockholders. Lawrence R. Ricciardi, William J. White and Ed Zschau shall be members of the second class of directors with terms expiring at the 2004 annual meeting of stockholders. M. Christine DeVita, James E. Preston, and Thomas O. Ryder shall be members of the third class of directors with terms expiring at the 2005 annual meeting of stockholders. At each subsequent annual meeting of stockholders, the successors to the directors whose terms shall expire that year shall be elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. In any event, each director of the Corporation shall hold office until that director's successor is duly elected and qualified.

          (b) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

               (1) To adopt, amend or repeal the By-Laws of the Corporation; provided, that such action shall require the affirmative vote of a majority of the total number of Directors. Nothing herein shall limit the power of the holders of shares of Common Stock of the Corporation to adopt, amend or repeal the By-Laws of the Corporation.

               (2) To provide for the issuance, from time to time, of the shares of stock of the Corporation, whether now or hereafter authorized, for such consideration and on such terms and conditions as it may lawfully fix from time to time; and all shares so issued, the full consideration for which has been paid, shall be deemed fully paid and nonassessable.

          (c) A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under Title 8, Chapter 1 of the Delaware Code as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this paragraph shall adversely affect any right or protection of a Director that exists at the time of such amendment, modification or repeal.

     At the Effective Time, the following new article shall be added immediately after Article VIII:

                                   ARTICLE IX
                            ACTION BY WRITTEN CONSENT

          No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting and the power of stockholders to consent in writing is specifically denied.

                                                                       EXHIBIT B

                             REGISTRATION RIGHTS

          (a) From and after the Closing, and following January 2, 2003 (or, if the Closing occurs after December 31, 2002, following the Closing Date), and until the earliest of (1) the second anniversary of the Closing Date, (2) such time as the Funds do not own collectively more than 2,250,000 shares of Common Stock and (3) such time as the Funds are able to sell all of their remaining shares of Common Stock under Rule 144 promulgated under the Securities Act within a three month period (the earliest of such dates, the "Termination Date"), the Funds shall have the right to make two requests (the "Requests") of the Company in writing for registration under the Securities Act of shares of Common Stock owned by the Funds (it being understood that a request hereunder by either one or both of the Funds shall count as a Request); provided that the Funds shall not have the right to exercise their second Request prior to 180 days following completion of an offering pursuant to the first Request. In order to best facilitate an orderly process, each of the Funds will use its reasonable best efforts to informally advise the Company as promptly as possible in advance of submitting a Request that it is contemplating submitting a Request. In the event the Company determines that it desires to conduct an underwritten public offering for the account of the Company of Common Stock (other than a registration relating to the sale of securities to participants in a dividend reinvestment plan, a registration on Form S-4 relating to a business combination or similar transaction, a registration on Form S-8 or a registration permitted under Rule 462 of the Securities Act) after January 15, 2003 and prior to March 15, 2003 (or, if the Closing occurs after December 31, 2002, (1) after the later of (A) the Closing Date and (B) January 15, 2003 and (2) prior to the 60th day after the date in clause (1) of this parenthetical) (the "BLACKOUT PERIOD"), the Company will notify the Funds in writing and if within 5 business days of receipt of such notice the Funds submit a Request to the Company, the Company shall refrain from conducting any public offering of Common Stock during the Blackout Period.

          (1) The Company shall use its reasonable best efforts to cause the shares of Common Stock to be registered under the Securities Act as soon as reasonably practicable after receipt of such Requests so as to permit promptly the sale thereof in accordance with paragraph (b) hereof.

          (2) Each Fund hereby undertakes to provide all such information and materials and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the Commission and to obtain any desired acceleration of the effective date of such registration statement.

          (3) Any registration statement filed at the Funds' request hereunder will not count as a Request unless effectiveness is maintained until the earlier of the completion of the offering and the date that is three months following the effective date of such registration statement.

          (4) Notwithstanding the foregoing, the Company shall be entitled to postpone for a reasonable period of time (not to exceed 60 days in the case of any given postponement, and not to exceed 120 days in any twelve month period in the case of more than one postponement) the filing of any registration statement otherwise required to be prepared and filed by the Company if (A) the Company is, at such time, conducting, or proposing to file with the Commission within 30 days a registration statement with respect to an underwritten public offering for the account of the Company of equity securities (or securities convertible into equity securities) and is advised in writing by its managing underwriter or underwriters (with a copy to the Funds) that such offering would, in its or their opinion, be materially and adversely affected by the registration so requested (provided that the Company may not exercise its right to so postpone pursuant to this clause (A) during the Blackout Period), or (B) the Company determines, in good faith, that effecting the registration at such time would reasonably be expected to (i) adversely affect a pending or contemplated acquisition, disposition of assets or stock, merger or other significant transaction or (ii) require the Company to make public disclosure of information the public disclosure of which, at such time, is not then otherwise required by law and which at such time the Company in good faith believes would be adverse in a material respect to the Company's interest to disclose.

          (5) No securities may be registered on a registration statement requested by the Funds pursuant to this paragraph (a) without the Funds' express written consent, unless the amount of such securities is subject to reduction prior to any reduction in the number of shares of Common Stock originally requested by the Funds to be registered in the event that the managing underwriters of the related offering advise the Funds in writing (with a copy to the Company) that they believe that the success of such offering would be materially and adversely affected by inclusion of all of the securities requested to be included therein. If the managing underwriters so advise that they believe that the success of such offering would be materially and adversely affected by inclusion of all the shares of Common Stock requested to be registered by the Funds, then the number of shares of Common Stock to be included in such registration by each Fund shall be reduced pro rata, on the basis of the number of shares of Common Stock each Fund requested to be included in such registration.

          (b) If the Company is required by the provisions of paragraph (a) to use its reasonable best efforts to effect the registration of shares of Common Stock under the Securities Act, the Company will:

          (1) as expeditiously as possible, but in any event not later than 30 days after receipt of a Request, prepare and file with the Commission a registration statement, on such form as the Company in its reasonable discretion shall determine, with respect to such shares of Common Stock and use its reasonable best efforts to cause such registration statement promptly to become and remain effective for a period of time required for the disposition of such shares of Common Stock by the Fund or Funds registering shares (the "Selling Stockholders") but not to exceed 90 days, provided, however, that before filing such registration statement or any amendments thereto, the Company shall furnish to the representatives of the Selling Stockholders copies of all documents proposed to be filed and counsel to the Selling Stockholders shall have a reasonable opportunity to comment thereon;

          (2) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of the shares of Common Stock covered by such registration statement until the earlier of such time as all of such shares have been disposed of in a public offering or the expiration of 90 days from the date of initial effectiveness;

          (3) furnish to such Selling Stockholders such number of conformed copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits), and of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Stockholders may reasonably request;

          (4) use its reasonable best efforts to register or qualify the shares of Common Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each Selling Stockholder shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such Selling Stockholder to consummate the disposition in such jurisdictions of the shares of Common Stock owned by such Selling Stockholder (provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (4) be obligated to do so), and do such other reasonable acts and things as may be required of it to enable such Selling Stockholder to consummate the disposition in such jurisdiction of the shares of Common Stock covered by such registration statement;

          (5) use its reasonable best efforts to furnish, at the request of any Selling Stockholder requesting registration of shares of Common Stock pursuant to paragraph (a) if the method of distribution is by means of an underwriting, on the date that the shares of Common Stock are delivered to the underwriters for sale pursuant to such registration, or if such shares of Common Stock are not being sold through underwriters, on the date that the registration statement with respect to such shares of Common Stock becomes effective, (A) a signed opinion, dated such date, of the legal counsel representing the Company for the purpose of such registration (who may be inside counsel), addressed to the underwriters, if any, and to the Selling Stockholders making such request, as to such matters as such underwriters or the Selling Stockholders holding a majority of the shares of Common Stock included in such registration, as the case may be, may reasonably request and as would be customary in an underwritten public offering, (B) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and (if permissible under the policies of such independent certified public accountants) to the Selling Stockholders making such request
(i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and (ii) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Selling Stockholders holding a majority of the shares of Common Stock included in such registration, as the case may be, may reasonably request and as would be customary in an underwritten public offering (it being understood that the language and content of the accountants' letters with respect to clauses (i) and (ii) of this paragraph shall be subject to the policies applicable to "comfort letters" of such accountants) and (C) a certificate of an officer of the Company certifying that the representations and warranties contained in the underwriting agreement are true and correct in all material respects;

          (6) if the method of distribution is by means of an underwriting, enter into customary agreements (including an underwriting agreement in customary form) with two underwriters, one selected by the Selling Stockholders and one selected by the Company, which underwriters shall be co-book running managers, and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such shares of Common Stock;

          (7) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Selling Stockholders no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which shares of Common Stock are sold to underwriters in an underwritten public offering, or (B) if not sold to underwriters in such an offering, beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the registration statement, which statements shall cover said twelve-month period;

          (8) use its reasonable best efforts to cause all such shares of Common Stock to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;

          (9) give written notice to the Selling Stockholders;

          (A) when such registration statement or any amendment thereto has been filed with the Commission and when such registration statement or any post-effective amendment thereto has become effective;

          (B) of any request by the Commission for amendments or supplements to such registration statement or the prospectus included therein or for additional information;

          (C) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceeding for that purpose;

          (D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

          (E) of the happening of any event that requires the Company to make changes in such registration statement or the prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);

          (10) use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of such registration statement at the earliest possible time;

          (11) make reasonably available for inspection by the representatives of the underwriters participating in any disposition pursuant to such registration statement relevant financial and other records, pertinent corporate documents and properties of the Company in connection with customary due diligence relating to such registration;

          (12) in connection with any underwritten offering, to the extent reasonably required and at such times as are not inconsistent with the other obligations of senior executives of the Company, make such senior executives available to the Selling Stockholders for meetings with prospective purchasers of the shares of Common Stock and prepare and present to potential investors customary "road show" material, in each case in accordance with the reasonable recommendations of the underwriters and in all respects in a manner consistent with other new issuances of securities in an offering of a similar size to such offering of the shares of Common Stock, in connection with any proposed sale of the shares of Common Stock in an aggregate offering of at least $50 million; and

          (13) use reasonable best efforts to procure the cooperation of the Company's transfer agent in settling any offering or sale of Common Stock, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Selling Stockholders or the underwriters.

          (c) From and after the Closing and until the Termination Date, if the Company proposes to register for its own account any shares of Common Stock or securities convertible into Common Stock under the Securities Act (other than a registration relating to the sale of securities to participants in a dividend reinvestment plan, a registration on Form S-4 relating to a business combination or similar transaction, a registration on Form S-8 or a registration permitted under Rule 462 of the Securities Act), the Company shall give each Fund written notice of such proposed registration. Upon the written request of a Fund given within 10 days of receipt of such notice by such Fund, the Company shall seek to include in such proposed registration such shares of Common Stock owned by such Fund as such Fund shall request. The Company shall be under no obligation to complete an offering of securities it proposes to make under this paragraph and shall incur no liability to the Funds for its failure to do so. If, at any time after giving notice of its intention to register securities and prior to the effective date of the applicable registration statement, the Company shall determine for any reason not to register or to delay registration of such securities, the Company shall give notice to the Funds thereof and the Company shall be under no obligation to register any shares of the Funds in connection with such registration. If a registration pursuant to this paragraph involves an underwritten offering and the managing underwriters of such offering believe that the success of the offering would be materially and adversely affected by inclusion of all or part of the shares of Common Stock which the Funds have requested to be included, then the shares requested by the Funds for inclusion shall be subject to reduction prior to any reduction in the securities to be registered by the Company. If a public offering in which the Funds are offering shares of Common Stock pursuant to this paragraph (c) includes more than $50 million of shares of Common Stock of the Funds (after giving effect to any reduction pursuant to the immediately preceding sentence), then the Funds shall have the right to appoint a co-book running manager in connection with such offering.

          (d) In connection with a requested registration pursuant to paragraph
(a) or paragraph (c) of this Exhibit B, the Selling Stockholders shall pay (on a pro rata basis, based upon the number of shares of Common Stock being offered by each Selling Stockholder compared to the total number of shares being offered) all underwriting discounts and commissions relating to the shares of the Funds being so registered, filing fees, printing fees, fees and expenses of complying with "blue sky" or state securities laws and reasonable fees and expenses relating to "road show" investor presentations (including the costs of any aircraft chartered in connection therewith). All fees and expenses of legal counsel, accountants and other advisors incurred in connection with such a registration statement shall be borne by the party incurring such fees and expenses.

          (e) In the case of each offering registered pursuant to this Exhibit B, the Company agrees to indemnify and hold each Selling Stockholder, each underwriter of Common Stock under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and the directors, officers and members of the Selling Stockholders, harmless against any and all losses, claims, damages, liabilities or actions, joint or several, to which they or any of them may become subject under the Securities Act or any other statute or common law or otherwise, and to reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Common Stock, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (2) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this paragraph (e) shall not apply to such losses, claims, damages, liabilities or actions which shall arise from the sale of shares of Common Stock by the Selling Stockholders if such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, (i) made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Stockholders or any such underwriter expressly for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto or (ii) in the case of any underwriters (and each person who controls any underwriters within the meaning of Section 15 of the Securities Act) and in the case of the Selling Stockholders in offerings in which the Company has not appointed a co-managing book runner, made in any preliminary prospectus, and the prospectus contained in the registration statement in the form filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act shall have corrected such statement or omission and a copy of such prospectus shall not have been sent or given to such person at or prior to the confirmation of such sale to him.

          (f) In the case of each offering registered pursuant to this Exhibit B, the Selling Stockholders and each underwriter participating therein agrees, in the same manner and to the same extent as set forth in paragraph (e) of this Exhibit B, severally to indemnify and hold harmless (1) the Company and each person, if any, who controls the Company (other than the Funds) within the meaning of Section 15 of the Securities Act, and the directors and officers of the Company, (2) in the case of each such underwriters, the Selling Stockholders, each person, if any, who controls a Selling Stockholder within the meaning of Section 15 of the Securities Act and the directors, officers and members of the Selling Stockholders and (3) in the case of the Selling Stockholders, the underwriters, each person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act and the directors and officers of the underwriters, with respect to any statement in or omission from such registration statement or any preliminary prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Stockholders or such underwriter (as the case may be) expressly for use in connection with the preparation of such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

          (g) Each party indemnified under paragraph (e) or (f) of this Exhibit B shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The failure of any indemnified party to so notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (e) or (f) of this Exhibit B, unless and only to the extent that the indemnifying party was prejudiced by such failure, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (e) or (f) of this Exhibit B for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that (1) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, or (2) the indemnifying party fails to assume the defense of such action, then the indemnified party shall be entitled to retain its own counsel (it being understood that the Selling Stockholders shall collectively be entitled to only one counsel), in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. No such third party claim may be settled by the indemnifying party or the indemnified party (unless such settlement includes an unconditional release of the indemnified party from all liability arising out of such claim or proceeding and does not include any relief other than the payment of monetary damages) without the prior written consent of the other, which consent shall not be unreasonably withheld.

          (h) If the indemnification provided for under paragraph (e) or (f) of this Exhibit B shall for any reason be held by a court to be unavailable to an indemnified party under paragraph (e) or (f) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under paragraph (e) or (f) hereof, the indemnified party and the indemnifying party under paragraph (e) or (f) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (1) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective seller of securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (2) if the allocation provided by clause (1) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and such prospective seller from the offering of the securities covered by such registration statement. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph (h) were determined by pro rata allocation or by any other method of allocation which does not take account the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In addition, no person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such person's consent, which consent shall not be unreasonably withheld.

          (i) From and after the Closing, and until the earlier of such time as
(1) the Funds have no right to further Requests or (2) the Funds together own less than 5% of the outstanding shares of Common Stock, the Company shall not, without the prior written consent of the Funds, enter into any agreement with any holder or prospective holder of any Common Stock or securities convertible into Common Stock giving such holder or prospective holder any registration rights the terms of which would restrict or interfere in any material respect with the registration rights granted to the Funds hereunder.

          (j) There are no contractual obligations of the Company not to engage in a public offering.

          (k) Capitalized terms used and not defined in this Exhibit B shall have the meanings set forth in the Agreement.